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                                                                    EXHIBIT 99.1

                                                                    News Release
FOR FURTHER INFORMATION:
Michael K. Kaline                           Fred Nachman
President                                   Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771

FOR IMMEDIATE RELEASE

         BOARD OF DIRECTORS OF MALAN REALTY INVESTORS TERMINATES SHAREHOLDER RIGHTS PLAN


         BINGHAM FARMS, MICH., SEPTEMBER 14, 2000 - The board of directors of MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced it has terminated a shareholder rights plan adopted in January 1999. The action was taken at a special board meeting conducted today.

         "The board believes terminating the `poison pill' is in the best interest of all shareholders because it enhances our accountability," said Paul Gray, chairman of the board of Malan Realty Investors. "The slate elected to the board of directors last spring pledged to reinvigorate the process of enhancing shareholder value, and we have taken this important step toward this goal."

         Terminating the plan was not taken in response to any specific effort to increase ownership of the company, and the board is not aware of any such effort, Gray noted.

         Under the former plan, a special dividend distribution of one right to purchase one one-thousandth of a share of Malan's Series A Junior Participating Preferred Stock for each outstanding common share of Malan at a purchase price of $42.00 would have been exercisable if a person or group, without the prior approval of the board of directors, had acquired 15 percent or more of Malan's common stock or announced a tender offer that would, if consummated, have resulted in the ownership of 15 percent or more of the company's common stock. The rights plan was not applicable to, and the rights did not become exercisable as a result of the stock ownership of any person or group that then owned 15 percent or more of Malan's common stock unless such person increased its current ownership position. Once a person or group acquired 15 percent or more of the outstanding common stock of Malan, each right would have entitled its holder to purchase Malan's common stock (or of any company that acquires Malan) at a 50 percent discount.


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         Malan Realty Investors, Inc. owns, acquires, redevelops and manages properties that are leased primarily to national and regional retail companies. The company owns a portfolio of 64 properties located in 9 states that contains an aggregate of approximately 5.9 million square feet of GLA.

         News releases for Malan Realty Investors are available on the company's web site at www.malanreit.com or through Company News On-Call by fax at (800) 758-5804, ext. 114165, or www.prnewswire.com.


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